Exhibit 99

MERITAGE HOSPITALITY GROUP INC.
1971 East Beltline Ave., N.E., Suite 200
Grand Rapids, MI 49525

_________________

Telephone: (616) 776-2600
Facsimile: (616) 776-2776
www.meritagehospitality.com

FOR IMMEDIATE RELEASE
CONTACT:
Robert E. Schermer, Jr.
Meritage Hospitality Group Inc.
616/776-2600

MERITAGE REPORTS FIRST QUARTER 2005 SALES INCREASE OF 7.8%;
26th CONSECUTIVE QUARTER OF SALES GROWTH

        GRAND RAPIDS, Michigan, March 29, 2005. Meritage Hospitality Group Inc. (AMEX: MHG), the nation’s only publicly traded Wendy’s franchisee and the nation’s first O’Charley’s franchisee, today announced net sales for the first fiscal quarter ended February 27, 2005, increased 7.8% to $13.0 million, compared to $12.1 million during the same period last year. Meritage reported a net loss for the quarter of $1,804,000 or $0.38 per share, compared to a net loss of $480,000 or $0.11 per share for the same period last year.

        Meritage’s Chief Executive Officer, Robert E. Schermer, Jr., stated, “We are very pleased with our continued sales increases which represents the 26th consecutive quarter of sales increases for Meritage. This underscores Meritage’s long-term commitment to new restaurant growth. As expected, however, we experienced a decline in earnings due to a number of factors including our strategy of rapid expansion in the O’Charley’s restaurant brand. Pre-opening costs combined with the operational inefficiencies of immature stores resulted in a net loss of $398,000 in the O’Charley’s business segment. Also, as detailed below, our Wendy’s operations continues to experience margin pressure as commodity prices remain high and menu pricing remains relatively unchanged. We also had no gain from the sale of surplus non-operating property in the first quarter compared to a gain of $137,000 for the same period last year. Finally, our strategy of funding a portion of the O’Charley’s expansion with sale-leaseback transactions has mixed effects. On the positive side, the sale-leaseback transactions generated cash proceeds of $9.9 million in the first quarter, permitted the Company to pay down $5.9 million of long-term debt, and resulted in deferred long-term gains of $3.9 million. These transactions also result in the immediate recognition of pre-payment expenses as well as much higher state tax expense. Therefore, I believe our current results paint an incomplete picture of the Company’s progress in establishing the basis for continued revenue growth and earnings improvements in the future.”

WENDY’S RESTAURANT OPERATIONS

        Food costs remain the number one concern for the entire Wendy’s franchise system. Where it maintains control, Meritage has been successful in controlling costs (e.g., food, labor, energy, repairs, insurance, etc.). However, Meritage has little control over certain areas of its food costs as many products (in particular beef) are purchased under contracts negotiated by Wendy’s International. Jack Schuessler, the CEO of Wendy’s International, commented on the high beef costs at the Reuters Food Summit in Chicago earlier this month. According to Schuessler, beef costs have pushed to historical highs for the past two years, but will likely soften in 2006 and 2007 due to imports from Australia and Canada, and U.S. producers enlarging their herds. Schuessler noted that two years ago, Wendy’s was paying 99¢ per pound for ground beef and is now paying $1.41 per pound.

        Meritage believes that Wendy’s advertised menu pricing has not kept up with these rising costs. Wendy’s International has indicated that they may address menu-pricing changes in the second half of 2005, along with the introduction of new products such as the Frescata deli-style sandwiches. But Schuessler said he does not see any significant change to menu pricing. Mr. Schermer stated that Wendy’s International needs to be proactive in addressing menu pricing. “Meritage will continue to operate our Wendy’s restaurants at or near the optimal level of controllable costs. Our pricing strategy is to maintain the value proposition, and only increase prices as a last resort to protect margins,” Mr. Schermer stated.

O’CHARLEY’S RESTAURANT OPERATIONS

        One way to better withstand the specific cost issues experienced in our Wendy’s operations is through segment diversification. Fortunately, management previously engaged this strategy with the rollout of the O’Charley’s casual dining brand. Through its O’Charley’s restaurants, Meritage is developing a more diversified menu that is creating a hedge against isolated increases in commodity costs. The Company opened its second O’Charley’s restaurant in February, and will be opening its third store in May. We will continue to invest in the infrastructure that will permit us to accelerate expansion of the O’Charley’s brand.

        Meritage is one of the nation’s premier franchise operators. The Company is the only publicly held Wendy’s franchisee, operating 48 “Wendy’s Old Fashioned Hamburgers” restaurants throughout Western and Southern Michigan and serving more than nine million customers annually. Meritage has been one of the fastest growing Wendy’s franchisees within the Wendy’s franchise system over the past five years. Meritage is also the nation’s first and only publicly held O’Charley’s franchisee. Meritage holds the exclusive right to develop O’Charley’s restaurants in the State of Michigan.

         SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

        Certain statements contained in this news release that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “believes,” “should,” and similar expressions, and by the context in which they are used. Such statements are based only upon current expectations of the Company. Any forward-looking statement speaks only as of the date made. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Meritage undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

        Statements concerning expected financial performance, business strategies and action which Meritage intends to pursue to achieve its strategic objectives, constitute forward-looking information. Implementation of these strategies and achievement of such financial performance are subject to numerous conditions, uncertainties and risk factors, which could cause actual performance to differ materially from the forward-looking statements. These include, without limitation: competition; changes in the national or local economy; changes in consumer tastes and eating habits; concerns about the nutritional quality of our restaurant menu items; concerns about consumption of beef or other menu items due to diseases including E. coli, hepatitis, and mad cow; promotions and price discounting by competitors; severe weather; changes in travel patterns; road construction; demographic trends; the cost of food, labor and energy; the availability and cost of suitable restaurant sites; delays in scheduled restaurant openings; the ability to finance expansion; interest rates; insurance costs; the availability of adequate managers and hourly-paid employees; directives issued by the franchisor regarding operations and menu pricing; the general reputation of Meritage’s and its franchisors’ restaurants; legal claims; and the recurring need for renovation and capital improvements. In addition, Meritage’s expansion into the casual dining restaurant segment as a franchisee of O’Charley’s will subject Meritage to additional risks including, without limitation, unanticipated expenses or difficulties in securing market acceptance of the O’Charley’s restaurant brand, the ability of our management and infrastructure to successfully implement the O’Charley’s development plan in Michigan, and our limited experience in the casual dining segment. Also, Meritage is subject to extensive government regulations relating to, among other things, zoning, public health, sanitation, alcoholic beverage control, environment, food preparation, minimum and overtime wages and tips, employment of minors, citizenship requirements, working conditions, and the operation of its restaurants. Because Meritage’s operations are concentrated in certain areas of Michigan, a marked decline in Michigan’s economy, or in the local economies where our restaurants are located, could adversely affect our operations.

Meritage Hospitality Group Inc. and SubsidiariesConsolidated
Statements of Operations
For the Three Months Ended February 27, 2005 and February 29, 2004
(Unaudited)

	2005	2004
Food and beverage revenue	$12,997,166	$12,059,124

Costs and expenses
Cost of food and beverages	3,709,579	3,281,462
Operating expenses	8,438,470	7,276,724
General and administrative expenses	1,052,364	818,583
Depreciation and amortization	665,613	701,441

Total costs and expenses	13,866,026	12,078,210

Loss from operations	(868,860)	(19,086)

Other income (expense)
Interest expense	(552,238)	(603,189)
Debt extinguishment charges	(418,473)	--
Interest income	33,437	1,464
Other income, net	2,500	4,400
Gain on sale of non-operating property	--	136,800

Total other expense	(934,774)	(460,525)

Loss before income taxes	(1,803,634)	(479,611)

Income tax benefit	--	--

Net loss	(1,803,634)	(479,611)
Preferred stock dividends declared	213,284	113,284

Net loss on common shares	$(2,016,918)	$(592,895)

Net loss per common share - basic and diluted	$(0.38)	$(0.11)

Weighted average shares outstanding - basic and diluted	5,244,567	5,343,286